Exhibit 10.1

FIRST AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT

First Amendment to First Amended and Restated Credit Agreement, dated October 31, 2014, by and among Papa John's International, Inc., a Delaware corporation (the "Borrower"), each of the Guarantors (as listed on the signature pages hereto), the Banks (as hereinafter defined) and PNC Bank, National Association, in its capacity as administrative agent for the Banks (in such capacity, the "Administrative Agent") (the "First Amendment").

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors, RSC Insurance Services Ltd., a Bermuda company, the Banks and the Administrative Agent have entered into that certain First Amended and Restated Credit Agreement, dated April 30, 2013 (as further amended, restated, modified or supplemented from time to time, the "Credit Agreement"); and

WHEREAS, the Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement, and the Administrative Agent and each of the Banks desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. The cover page of the Credit Agreement is hereby amended to delete the reference to "$300,000,000.00" set forth therein and in its stead insert a reference to "$400,000,000.00".

3. The first "WHEREAS" clause of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

WHEREAS, the Borrower has requested the Banks to provide a revolving credit facility (including a letter of credit subfacility) to the Borrower in an aggregate principal amount, subject to Section 2.10 [Reduction of Revolving Credit Commitments] and Section 2.11 [Increase of Revolving Credit Commitments], not to exceed Four Hundred Million and 00/100 Dollars ($400,000,000.00); and

4. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions therein in the appropriate alphabetical order:

First Amendment Closing Date shall mean October 31, 2014.

Increasing Bank shall have the meaning specified in Section 2.11.1 [Increasing Banks and New Banks].

New Bank shall have the meaning specified in Section 2.11.1 [Increasing Banks and New Banks].

5. Section 1.1 of the Credit Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

Consolidated EBITDA shall mean, for any period of determination, without duplication (i) the sum of consolidated net income, depreciation, amortization, other non-cash charges to net income (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), Consolidated Interest Expense and income tax expense, for such period, minus (ii) non-cash credits to net income (excluding non-cash credits that represent an accrual or reserve for a future or potential future cash payment), in each case determined and consolidated for the Borrower and its Subsidiaries (excluding the Excluded VIE's) in accordance with GAAP.  For purposes of calculating Consolidated EBITDA, (a) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period, and (b) with respect to a business liquidated, sold or disposed of by the Loan Parties pursuant to Section 7.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or Section 7.2.7(v) [Dispositions of Assets or Subsidiaries], Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, October 31, 2019.

Revolving Credit Commitment shall mean, as to any Bank at any time, the amount set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans," as such Commitment is thereafter assigned, modified, reduced or increased pursuant to the terms of this Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Banks.

6. The definition of Euro-Rate set forth in Section 1.1 of the Credit Agreement is hereby amended to delete each reference therein to "which has been approved by the British Bankers Association".

7. Section 2.11 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserting the following:

2.11           Increase of Revolving Credit Commitments.

2.11.1           Increasing Banks and New Banks.

The Borrower may, at any time and from time to time after the First Amendment Closing Date, request that (1) the current Banks increase their Revolving Credit Commitments (any current Bank which elects to increase its Revolving Credit Commitment shall be referred to as an "Increasing Bank") or (2) one or more new lenders (each, a "New Bank") join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions with respect to any such requested increase:

(i)           No Obligation to Increase.  No current Bank shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any current Bank shall be in the sole discretion of such current Bank.

(ii)           Defaults.  There shall exist no Events of Default or Potential Defaults on the effective date of such increase after giving effect to such increase.

(iii)           Aggregate Revolving Credit Commitments.  After giving effect to such increase, the total Revolving Credit Commitments shall not exceed Five Hundred Million and 00/100 Dollars ($500,000,000.00).

(iv)           Minimum Increase to Revolving Credit Commitments.  Such increase shall be in an amount equal to or greater than Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

(v)           Resolutions; Opinion.  The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries (or other authorized officer) with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) an opinion of counsel addressed to the Administrative Agent and the Banks addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(vi)           Notes and Other Documents.  The Borrower and/or the Guarantors, as applicable, shall execute and deliver (1) to each Increasing Bank a replacement revolving credit Note reflecting the new amount of such Increasing Bank's Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Bank shall be deemed to be terminated), (2) to each New Bank a revolving credit Note reflecting the amount of such New Bank's Revolving Credit Commitment and (3) an amendment or modification to this Agreement providing for such increased or additional Revolving Credit Commitments, to be executed by the Loan Parties, the Administrative Agent and any Banks (including any New Bank) agreeing to increase their existing Revolving Credit Commitment or extend a new Revolving Credit Commitment, as the case may be, along with such additional Loan Documents as shall be required by the Administrative Agent in its reasonable discretion.

(vii)           Approval of New Banks.  Any New Bank shall be subject to the approval of the Administrative Agent, which approval shall not be unreasonably withheld.

(viii)           Increasing Banks.  Each Increasing Bank shall confirm its agreement to increase its Revolving Credit Commitment pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by such Increasing Bank and the Borrower and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.

(ix)           New Banks; Joinder.  Each New Bank shall execute a lender joinder in form and substance satisfactory to the Administrative Agent pursuant to which such New Bank shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount set forth in such lender joinder.

2.11.2           Treatment of Outstanding Loans.

2.11.2.1  Repayment of Outstanding Loans; Borrowing of New Loans.  On the effective date of such increase, the Borrower shall repay all Loans then outstanding, subject to the Borrower's indemnity obligations under Section 4.6.2 [Indemnity]; provided that it may borrow new Loans with a Borrowing Date on such date.  Each of the Banks shall participate in any new Loans made on or after such date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.11 [Increase in Revolving Credit Commitments].

2.11.2.2 Outstanding Letters of Credit; Repayment of Outstanding Loans; Borrowing of New Loans.  On the effective date of such increase, each Increasing Bank and each New Bank (i) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the participation of each other Bank in such Letter of Credit shall be adjusted accordingly and (ii) will acquire (and will pay to the Administrative Agent, for the account of each Bank, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

8. Section 5.1.7 of the Credit Agreement is hereby amended to delete the reference therein to "There are no actions" and in its stead insert a reference to "Except as set forth on Schedule 5.1.7, there are no actions".

9. Section 7.2.7(v) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(v)               (1) any sale, transfer or lease of properties or assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, provided that:

(a)  there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and

(b)  the aggregate value of such assets sold, transferred or leased by the Loan Parties and their Subsidiaries during the term of this Agreement shall not exceed Sixty Five Million and 00/100 Dollars ($65,000,000.00); or

(2)  any sale, transfer or lease of properties or assets, other than those specifically excepted pursuant to clauses (i) through (iv) above which is approved by the Required Banks.

10. Section 7.3.5 of the Credit Agreement is hereby amended to delete the reference therein to "which involve a claim or series of claims in excess of Ten Million and 00/100 Dollars ($10,000,000.00) or".

11. Section 10.1 of the Credit Agreement is hereby amended to delete the reference to "With the written consent of the Required Banks" set forth therein and in its stead insert a reference to "With the written consent of the Required Banks (or as expressly contemplated by Section 2.11 [Increase in Revolving Credit Commitments])".

12. Part 1 of Schedule 1.1(B) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Part 1 of Schedule 1.1(B) of the Credit Agreement set forth on Exhibit A attached hereto and made a part hereof.

13. Schedule 5.1.7 attached hereto is hereby incorporated into the Credit Agreement as Schedule 5.1.7 thereto.

14. The provisions of Sections 2 through 13 of this First Amendment shall not become effective until the Administrative Agent has received the following, each in form and substance acceptable to the Administrative Agent and its counsel:

(a)             this First Amendment, duly executed by the Borrower, the Guarantors, the Banks and the Administrative Agent;

(b)             the documents listed in the Preliminary Closing Agenda set forth on Exhibit B attached hereto and made a part hereof;

(c)             payment of all fees and expenses owed to the Administrative Agent and its counsel and the Banks in connection with this First Amendment; and

(d)             such other documents as may be reasonably requested by the Administrative Agent.

15. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by them pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

16. The Loan Parties hereby represent and warrant to the Administrative Agent and each of the Banks that (i) the Loan Parties have the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Loan Parties executing this First Amendment have been duly authorized to execute and deliver the same and bind such Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof, of the Credit Agreement and of all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any Law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties; and (iv) this First Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

17. The Loan Parties represent and warrant to the Administrative Agent and each of the Banks that (i) no Event of Default or Potential Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof, (ii) the Schedules attached to and made a part of the Credit Agreement, as amended by this First Amendment, are true and correct as of the date hereof and there are no modifications or supplements thereto, and (iii) they presently have no claims or actions of any kind at law or in equity against the Banks or the Administrative Agent arising out of or in any way relating to the Credit Agreement or the other Loan Documents.

18. Each reference to the Credit Agreement that is made herein, in the Credit Agreement or in any other document executed or to be executed in connection herewith or with the Credit Agreement shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

19. The agreements contained in this First Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Credit Agreement shall remain in full force and effect.  This First Amendment amends the Credit Agreement and is not a novation thereof.

20. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

21. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the State of New York without regard to the principles of the conflicts of law thereof.  The Loan Parties, the Banks and the Administrative Agent hereby consent to the jurisdiction and venue of the Supreme Court of New York County and the United States District Court for the Southern District of New York with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed by their duly authorized officers on the date first written above.

BORROWER:
PAPA JOHN'S INTERNATIONAL, INC.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker	(Seal)
Name: Lance F. Tucker
Title: Senior Vice President, Chief
Financial Officer, Chief Administrative
Officer and Treasurer

GUARANTORS:
PAPA JOHN'S USA, INC.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker
Name: Lance F. Tucker
Title: Senior Vice President, Chief
Financial Officer, Chief Administrative
Officer and Treasurer

PREFERRED MARKETING SOLUTIONS, INC.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker
Name: Lance F. Tucker
Title: Treasurer

CAPITAL DELIVERY, LTD.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker
Name: Lance F. Tucker
Title: President and Treasurer

RISK SERVICES CORP.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker
Name: Lance F. Tucker
Title: President and Treasurer

PJ FOOD SERVICE, INC.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker
Name: Lance F. Tucker
Title: Treasurer

TRANS PAPA LOGISTICS, INC.
WITNESS:
/s/ Kenneth M. Cox	By:	/s/ Lance F. Tucker
Name: Lance F. Tucker
Title: Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as a Bank and as Administrative Agent

By:	/s/ Deroy Scott
Name: Deroy Scott
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a
Bank and as Co-Syndication Agent

By:	/s/ Matthew W. Multerer
Name: Matthew W. Multerer
Title: Vice President

BANK OF AMERICA, N.A., as a Bank and
as Documentation Agent

By:	/s/ Thomas C. Kilcrease, Jr.
Name: Thomas C. Kilcrease, Jr.
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Bank and as a Co-Syndication Agent

By:	/s/ Johnny L. Perry
Name: Johnny L. Perry
Title:Vice President

BRANCH BANKING AND TRUST
COMPANY, as a Bank

By:	/s/ Greg R. Branstetter
Name: Greg R. Branstetter
Title:SVP

EXHIBIT A

Part 1 of Schedule 1.1(B)

Part 1 - Commitments of Banks and Addresses for Notices to Banks; Lending Offices

Bank	Amount of Commitment for Revolving Credit Loans	Ratable Share

PNC Bank, National Association 101 South Fifth Street Louisville, Kentucky 40202 Attn: Deroy Scott Telephone: (502) 581-7821 Telecopy: (502) 581-7904	$104,666,667.00	26.170000000%

JPMorgan Chase Bank, N.A. 416 W. Jefferson Louisville, KY 40202 Attn: Matt Multerer Telephone: (502) 566-8431 Telecopy: (502) 566-2367	$104,666,667.00	26.170000000%

U.S. Bank National Association One Financial Square Louisville, KY 40202 Attn: Johnny L. Perry Telephone: (502) 562-6248 Telecopy: (502) 562-6460	$84,000,000.00	21.000000000%

Bank of America, N.A. 414 Union Street TN1-100-04-04 Nashville, TN 37219 Attn: Thomas Kilcrease Telephone: (615) 749-3926 Telecopy: (615) 749-4762	$73,333,333.00	18.330000000%

Branch Banking and Trust Company 2600 East Point Parkway, Suite 103 Louisville, KY 40223-5151 Attn: Greg Branstetter Telephone: (502) 614-4246 Telecopy: (502) 253-2809	$33,333,333.00	8.330000000%

Total	$400,000,000.00	100.000000000%

EXHIBIT B

PRELIMINARY CLOSING AGENDA

This Preliminary Closing Agenda contains the documents to be delivered in connection with a first amendment to an amended and restated credit facility provided to Papa John's International, Inc., a Delaware corporation (the "Borrower"), by PNC Bank, National Association ("PNC Bank") and various other financial institutions from time to time (PNC Bank and such other financial institutions are each, a "Bank" and collectively, the "Banks"), with PNC Bank, as administrative agent for the Banks (in such capacity, the "Agent") and PNC Capital Markets LLC, a Pennsylvania limited liability company, as joint lead arranger and joint bookrunner.

No.	LOAN DOCUMENTS

1.
First Amendment to First Amended and Restated Credit Agreement (the "Credit Agreement"), by and among the Borrower, Papa John's USA, Inc., a Kentucky corporation ("Papa John's USA"), Preferred Marketing Solutions, Inc., a Kentucky corporation (f/k/a Papa John's Support Services, Inc.) ("Preferred Marketing"), Capital Delivery, Ltd., a Kentucky corporation ("Capital Delivery"), Risk Services Corp., a Kentucky corporation ("Risk Services"), PJ Food Service, Inc., a Kentucky corporation ("PJ Food"), Trans Papa Logistics, Inc., a Kentucky corporation ("Trans Papa") (Papa John's USA, Preferred Marketing, Capital Delivery, Risk Services, PJ Food and Trans Papa are each, a "Guarantor" and collectively, the "Guarantors") (the Borrower and the Guarantors are collectively, the "Loan Parties"), the Banks and the Agent (the "First Amendment").

2.
Second Amended and Restated Revolving Credit Note, made by the Borrower to PNC Bank in the principal amount not to exceed One Hundred Four Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($104,666,667.00).

3.
Second Amended and Restated Revolving Credit Note, made by the Borrower to JPMorgan Chase Bank, N.A. in the principal amount not to exceed One Hundred Four Million Six Hundred Sixty-Six Thousand Six Hundred Sixty-Seven and 00/100 Dollars ($104,666,667.00).

4.
Second Amended and Restated Revolving Credit Note, made by the Borrower to U.S. Bank, National Association in the principal amount not to exceed Eighty-Four Million and 00/100 Dollars ($84,000,000.00).

5.
Second Amended and Restated Revolving Credit Note, made by the Borrower to Bank of America, N.A.  in the principal amount not to exceed Seventy-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($73,333,333.00).

6.
Second Amended and Restated Revolving Credit Note, made by the Borrower to Branch Banking and Trust Company in the principal amount not to exceed Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and 00/100 Dollars ($33,333,333.00).

ORGANIZATIONAL DOCUMENTS

Borrower

7.	Good Standing Certificates of the Borrower from the Secretary of State of the Commonwealth of Kentucky and the States of Arizona, Colorado, Delaware and Minnesota.

8.
Certificate of Secretary of the Borrower as to (i) resolutions of its Board of Directors authorizing the Borrower to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.

Papa John's USA

9.
Good Standing Certificates of Papa John's USA from the Secretary of State of the Commonwealth of Kentucky and the States of Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Missouri, North Carolina, South Carolina, Tennessee, Texas and Virginia.

10.
Certificate of the Corporate Assistant Secretary of Papa John's USA as to (i) resolutions of its Board of Directors authorizing it to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.

Preferred Marketing

11.	Good Standing Certificates of Preferred Marketing from the Secretary of State of the Commonwealth of Kentucky.

12.
Certificate of the Corporate Assistant Secretary of Preferred Marketing as to (i) resolutions of its Board of Directors authorizing it to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.

Capital Delivery

13.	Good Standing Certificates of Capital Delivery from the Secretary of State of the Commonwealth of Kentucky.

14.
Certificate of the Corporate Assistant Secretary of Capital Delivery as to (i) resolutions of its Board of Directors authorizing it to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws

Risk Services

15.	Good Standing Certificates of Risk Services from the Secretary of State of the Commonwealth of Kentucky.

16.
Certificate of the Corporate Assistant Secretary of Risk Services as to (i) resolutions of its Board of Directors authorizing it to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.

PJ Food

17.
Good Standing Certificates of PJ Food from the Secretary of State of the Commonwealths of Kentucky and Pennsylvania and the States of Arizona Colorado, Florida, Iowa, New Jersey, North Carolina, Oregon and Texas.

18.
Certificate of the Corporate Assistant Secretary of PJ Food as to (i) resolutions of its Board of Directors authorizing it to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.

Trans Papa

19.	Good Standing Certificates of Trans Papa from the Secretary of State of the Commonwealth of Kentucky and the State of New Jersey.

20.
Certificate of the Corporate Assistant Secretary of Trans Papa as to (i) resolutions of its Board of Directors authorizing it to enter into the First Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its Certificate of Incorporation or Bylaws.

RELATED DOCUMENTS

21.
UCC-11 Lien Searches or equivalent searches (including UCC's and taxes (to the extent tax liens are filed at the state level)) at the state level with respect to the following Loan Parties in the following material locations:

1. Borrower:
a. Kentucky
b. Arizona
c. Colorado
d. Delaware
e. Minnesota

2. Papa John's USA:
a. Kentucky
b. Florida
c. Georgia
d. Illinois
e. Indiana
f. Kansas
g. Maryland
h. Missouri
i. North Carolina
j. South Carolina
k. Tennessee
l. Texas
m. Virginia

3. Preferred Marketing:
a. Kentucky

4. Capital Delivery:
a. Kentucky

5. Risk Services:
a. Kentucky

6. PJ Food:
a. Kentucky
b. Pennsylvania
c. Arizona
d. Colorado
e. Iowa
f. New Jersey
g. North Carolina
h. Oregon
i. New Jersey
j. Texas

7. Trans Papa:
a. Kentucky
b. New Jersey

(collectively, the "Lien Searches").

22.
Fully-executed copy of all UCC-3 Termination Statements and any other releases that may be necessary to satisfy any and all existing liens on the assets of the Loan Parties or disclosed by the Lien Searches which are not permitted pursuant to the terms of the Credit Agreement, if any (including, payoff letters, if applicable), all in form and substance satisfactory to the Agent.

23.	Projections of the Borrower and its subsidiaries for the period from fiscal year 2014 through fiscal year 2018.

24.	Opinion of Counsel to the Loan Parties, in form and substance satisfactory to the Agent and the Banks.

25.	Officer's Certificate of each Loan Party, as of the closing date, regarding no material adverse change, the accuracy of representations and warranties, compliance with covenants, no defaults, etc.

SCHEDULE 5.1.7

Litigation

The matter described in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending June 29, 2014 under the captions “PART II.  OTHER INFORMATION” and "Item 1. Legal Proceedings."